Exhibit 10.23

Non-Employee Director Compensation Policy
(adopted May 5, 2010, effective as of March 1, 2010)

1.     Fiscal Year 2011 Cash Compensation.

Board:  The annual cash retainer for each director is $25,000, paid quarterly.

Audit Committee:  The Audit Committee chair will receive an additional annual cash retainer of $20,000, paid quarterly, and other Audit Committee members will receive an additional annual cash retainer of $10,000, paid quarterly.

Compensation Committee:  The Compensation Committee chair will receive an additional annual cash retainer of $10,000, paid quarterly, and other Compensation Committee members will receive an additional annual cash retainer of $5,000, paid quarterly.

Nominating/Corporate Governance Committee:  The Nominating/Corporate Governance Committee chair will receive an additional annual cash retainer of $5,000, and other Nominating/Corporate Governance Committee members will receive an additional annual cash retainer of $2,500, paid quarterly.

2.     Fiscal Year 2011 Equity Compensation.

Current Directors:  On the date of the 2010 annual meeting of stockholders, each continuing director will be granted restricted stock units having a fair market value of $80,000, as calculated in accordance with Part 4 below (the “Annual Continuing Director RSU Grant”) which will cliff vest upon the earlier of the one-year anniversary of the date of grant or the date of the Company’s 2011 annual meeting of stockholders.

Non-Executive Chair:  In addition to the Annual Continuing Director Option Grant, the non-executive Chair shall receive additional restricted stock units having a fair market value of $80,000, as calculated in accordance with Part 4 below, granted on the same date as the Annual Continuing Director RSU Grant, which will cliff vest upon the earlier of the one-year anniversary of the date of grant or the date of the Company’s 2011 annual meeting of stockholders.

3.     Compensation in Subsequent Fiscal Years.

Annual Cash Compensation for Continuing Directors:  It is the Company’s policy annually to review the level of cash compensation for directors, including for services as members or chair of committees of the Board.  The level of cash compensation will be recommended by the Compensation Committee each year in consultation with an independent compensation consultant, taking into account the peer group and the competitive environment.

Annual Equity Compensation for Continuing Directors:  It is the Company’s policy to make annual one-year cliff vesting equity grants to each of its continuing directors on the date of the Company’s annual meeting of stockholders.  This includes an additional incremental one-year cliff vesting grant to the non-executive Chair.  The size of these grants and their form (e.g., options, RSUs, shares, etc.), will be recommended by the Compensation Committee each year in consultation with an independent compensation consultant, taking into account the peer group and the competitive environment.

New Directors:  The Company intends that new directors would receive restricted stock units having a fair market value of $160,000, calculated in accordance with Part 4 below, which units would vest in equal annual installments over four years.  New directors who join the Board during the year would not receive a pro rated Annual Continuing Director RSU Grant for the year in which they join the Board.

4.     General.

Whenever the fair market value of shares of the Company’s Common Stock is to be calculated for purposes of granting restricted shares or restricted stock units hereunder, the fair market value will be deemed to be equal to the closing price of the Company’s Common Stock on the trading day immediately preceding the date of grant.

Restricted stock units will be settled by issuing shares on the first permissible trading day after they vest, unless a deferral program is adopted.

All option grants (if any) will have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant.

The options (if any) will be for 7 years, except that they will terminate 12 months after the director’s services as a director terminates for any reason.

All unvested equity grants (whether options, RSUs, shares or otherwise) will be fully vested and, in the case of options, immediately exercisable upon a change-in-control of the Company.